Aflac Incorporated 2nd Quarter 2017 10-Q
EXHIBIT 10.40
SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of the 6th day of June, 2017 by and between American Family Life Assurance Company of Columbus (the “Company”) and Paul S. Amos, II (“Employee”).

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Employee agree as follows:

1.	Resignation from Employment

Employee will resign his positions as an officer, director and employee with the Company effective July 1, 2017 (the “Resignation Date”). Concurrent with his resignation as an officer, director and employee with the Company, Employee will also resign any position that Employee holds as an officer, director or employee of any parent, affiliate, subsidiary, successor, joint venture partner or predecessor of the Company (individually referred to as an “Aflac Company” and collectively referred to as the “Aflac Companies”).

Employee acknowledges and agrees that, with the exception of the Separation Benefits (as described in Paragraph 2 below) and the benefits described in Paragraph 3, he has been paid and has received all compensation and benefits due and owing to him from the Company or of any of the Aflac Companies through the Effective Date. Employee further acknowledges that he has received proper notice of his right to elect continuation health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

2.	Separation Benefits

In consideration of the covenants, promises and other obligations described in this Agreement, including, but not limited to, Employee’s agreement to execute the General Release of All Claims and Potential Claims against the Company (described in Paragraph 4 below), the Company agrees to provide Employee with the following “Separation Benefits”:

(a)    The Company shall pay Employee a lump sum of Three Hundred Fifty Thousand Dollars and No Cents ($350,000.00), which represents an amount equal to his base salary ($700,000.00 per year) from July 1, 2017 through December 31, 2017, payable on the first regular payroll date occurring after January 1, 2018. In no event shall the payment under this Paragraph 2(a) be made within the six month period following the date the Employee incurs a “separation from service” under Section 409A of the Internal Revenue Code (“Separation from Service”).

(b)    The Company shall pay Employee One Million Four Hundred Thousand Dollars and No Cents ($1,400,000.00) in equal installments in accordance with the Company’s regular payroll practices, payable beginning on January 1, 2018 through December 31, 2019. Payment under this Paragraph 2(b) shall not commence until the expiration of the six-month period following the Employee’s Separation from Service.

(c)    The Company shall pay Employee a lump sum of One Million Six Hundred and Nineteen Thousand Six Hundred and Seven Dollars and No Cents ($1,619,607), which represents a performance bonus based upon the Aflac Incorporated Management Incentive Program for the period from January 1, 2017 through December 31, 2017, payable on the first regular payroll date that is at least ten (10) days following the Resignation Date.

(d)    The Company shall pay Employee a lump sum of Thirty-Four Thousand Eight Hundred and Eighty-Seven Dollars and No Cents ($34,887.00), which is equivalent to the amount that Employee would be required to pay for COBRA continuation coverage for the 18-month period following the Resignation Date, payable on the first regular payroll date that is at least ten (10) days following the Resignation Date.

(e)    The payments described in this Paragraph 2 shall be subject to all deductions for applicable federal, state and local taxes and other required withholdings.

Employee and the Company acknowledge and agree that the compensation and other terms set forth in this Paragraph 2 have been negotiated and agreed upon voluntarily by both parties and shall inure to the benefit of the Company and the Aflac Companies. The parties also acknowledge and agree that the compensation and other terms set forth in this Paragraph 2 exceed any compensation and other benefits to which Employee currently is entitled and that such compensation and other terms constitute good, valuable and sufficient consideration for Employee’s covenants and agreements contained in this Agreement. In the event of Employee’s death prior to the completion of the payment of the Separation Benefits described in this Paragraph 2, the Company agrees to pay any remaining Separation Benefits to Employee’s estate in a single lump sum within thirty (30) days following Employee’s death.

3.    Other Post-Termination Benefits

With the exception of the compensation and benefits described in Paragraph 2 above, Employee shall have the same rights and obligations as other similarly-situated employees who experience a termination in employment with respect to any benefit plans in which Employee is a participant or beneficiary, including the Aflac Incorporated Pension Plan and the Aflac Incorporated 401(k) Savings and Profit Sharing Plan. Except as expressly set forth in this Agreement, for all employee insurance or welfare benefits in which Employee currently participates, regular coverage shall cease on the Resignation Date, at which time the Employee will be offered any applicable continuation coverage. In addition, the Company shall continue to honor all Equity Awards (as defined in Paragraph 9 of Employee’s August 19, 2015 Amended and Restated Employment Agreement), subject to the terms thereof, which have been granted to Employee and are fully vested prior to the Resignation Date. Notwithstanding anything to the contrary contained in a stock option award agreement or notice of stock option grant, all outstanding stock options held by Employee that were vested as of the Resignation Date shall remain outstanding and exercisable for a period of three (3) months following the Resignation Date. Employee also agrees to submit to the Company any and all requests for reimbursement of business expenses incurred by Employee prior to the Effective Date. The Company shall review and reimburse Employee for such business expenses in the normal course of business, but no later than ninety (90) days after the Effective Date.

4.    General Release of All Claims and Potential Claims against the Company

In consideration of the Separation Benefits and the other promises contained in this Agreement, Employee, for himself and his successors and assigns, now and forever hereby releases and discharges Company and the Aflac Companies and each of their respective past and present officers, directors, stockholders, employees, agents, predecessors, estates, successors, assigns and attorneys (hereinafter each individually referred to as a “Released Party” and collectively referred to as “Released Parties”) from any and all claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, promises, demands or liabilities (hereinafter collectively referred to as “Claims”) whatsoever, in law or in equity, whether known or unknown, which Employee, individually or as a member of any class, ever had or now has from the beginning of time up to the date that this Agreement is executed by Employee, including but not limited to those Claims which are in any way connected with any employment relationship or the termination of any employment relationship which existed between Company and Employee or between any of the Aflac Companies and Employee. Employee further understands and agrees that he has knowingly relinquished, waived and forever released any and all remedies arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

This General Release of All Claims and Potential Claims includes, but is not limited to, claims for infliction of emotional distress, claims for defamation, claims for personal injury of any kind, claims for breach of contract, claims for harassment and claims arising under federal, state or local laws prohibiting employment discrimination and claims growing out of any legal restrictions on Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Employee specifically acknowledges and agrees that he is releasing, in addition to all other claims, any and all rights under federal and state employment laws including without limitation the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, 29 U.S.C. § 621, et seq., the Civil Rights Act of 1964 (“Title VII”), as amended (including amendments made through the Civil Rights Act of 1991), 42 U.S.C. § 2000e, et seq., 42 U.S.C. § 1981, as amended, the Americans With Disabilities Act (“ADA”), as amended, 42 U.S.C. § 12101, et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. § 301, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993 (“FMLA”), as amended, 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act (“FLSA”), as amended, 29 U.S.C. § 201 et seq. the Employee Polygraph Protection Act of 1988, 29 U.S.C. § 2001, et seq., and all Georgia Code provisions. Employee warrants that he has not filed any type of claim against Company.

Employee understands that nothing contained in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state or local governmental agency or commission (“Government Agencies”).  Employee further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Employee, on his behalf, or by any other individual.  However, based on Employee’s release of claims set forth in this Paragraph 4 of this Agreement, Employee understands that he is releasing all claims that he may have, as well as, to the extent permitted by applicable law, his right to recover monetary damages or obtain other relief that is personal to Employee in connection with any claim he is releasing under this Agreement.

5.    Non-Admission of Liability

The Company and Employee agree that neither this Agreement nor any of the promises or covenants contained in this Agreement shall be construed or interpreted to be an admission of any liability or wrongdoing by Company, by whom any liability or wrongdoing is expressly denied.

6.    Nondisparagement

Employee acknowledges and agrees that he will not make any derogatory or disparaging statements about the Company, the Aflac Companies or any of the Released Parties, including, but not limited to, derogatory or disparaging statements about the Company’s or the Aflac Companies’ products, services, business, business practices, finances or employment practices, or take any other action that could reasonably be expected to harm the reputation of the Company, the Aflac Companies or any of the Released Parties. Likewise, the Company acknowledges and agrees that it will not make any derogatory or disparaging statements about Employee, including, but not limited to, derogatory or disparaging remarks about Employee’s performance as an officer of the Company.

7.    Protective Covenants

Employee acknowledges and agrees that, as a consequence of his positions as an officer, director and employee with the Company and the Aflac Companies, he has been provided with a substantial amount of trade secrets and confidential information of the Company and the Aflac Companies. Employee also acknowledges and agrees that he has participated in numerous meetings at which such information has been shared in connection with the development and implementation of business plans of the Company and the Aflac Companies. Employee therefore understands and agrees that the “Protective Covenants” set forth in Paragraphs 7(a) through (e) are reasonable, necessary and essential to the Company and the Aflac Companies to protect their respective trade secrets and confidential information.

(a)Return of Materials: Employee agrees that, within ten (10) days after the Effective Date and prior to receiving any of the Separation Benefits described in Paragraph 2, he will return to the Company, without retaining or providing to others any copies, portions, summaries, descriptions, abstracts or other representations thereof, all documents, materials and other things in his possession, custody or control relating to the Company, the Aflac Companies or any of the Released Parties. Such documents, materials and other things shall include, without limitation, all product information, contracts, product and service lists, computer equipment, computer software, computer data, databases, website sign-in codes, other information compilations, pricing information, financial information, information regarding legal issues, product supply information, information and materials supply information, vendor information, customer identity information, customer status and financial information, product development information, source code information, object code information, marketing information, employee information, agent information, policyholder information and account information in whatever hard copy or electronic form it exists.

(b)	Trade Secrets and Confidential Information:

(i)For purposes of this Agreement, “Trade Secrets” shall mean all secret, proprietary or confidential information of the Company or the Aflac Companies that fit within the definition of “trade secrets” under any applicable federal, state or local law protecting trade secrets. Nothing in this Agreement is intended to, or shall be construed to, limit the protections or remedies available to the Company or the Aflac Companies under any applicable federal, state or local law protecting trade secrets or other confidential information. Trade Secrets shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company or the Aflac Companies.

(ii)    For purposes of this Agreement, “Confidential Information” shall mean all information relating to the Company’s or the Aflac Companies’ businesses or business activities that is not generally known to persons not employed (as employees or independent contractors) by the Company or the Aflac Companies, that is not generally disclosed by the Company’s or the Aflac Companies’ practices or authority to persons not employed by the Company or the Aflac Companies and that is the subject of reasonable efforts to keep it confidential. Confidential Information shall include, but not be limited to, policyholder information, policies account information, information about the sales force of the Company or any of the Aflac Companies, financial information, personnel information, product code, product concepts, production techniques, technical information regarding products or services, product/service development, operations techniques, product/service formulas, information concerning techniques for use and integration of its products/services, current and future development and expansion or contraction plans of the Company or the Aflac Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company or the Aflac Companies, information concerning the strategy, tactics, and financial affairs of the Company or the Aflac Companies, and information concerning the private affairs of the Company’s or the Aflac Companies’ employees or policyholders. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company or the Aflac Companies. This definition shall not limit any definition of “confidential information” or any equivalent term under any applicable federal, state or local law.

(iii)    Employee hereby agrees that for so long as such information meets either the definition of Trade Secrets or Confidential Information, Employee shall hold the Trade Secrets and Confidential Information in the strictest confidence and shall not, directly or indirectly, without the prior express written consent of the Company (1) transmit or disclose any Trade Secret or Confidential Information to any person, concern, or entity, (2) make use of any such Trade Secrets or Confidential Information, directly or indirectly, for Employee or for others, or (3) copy, reproduce, modify, decompile, or reverse engineer any Trade Secret or Confidential Information.

Employee warrants that Employee has not disclosed or used for Employee’s own benefit or the benefit of anyone other than the Company or any of the Aflac Companies any Confidential Information or Trade Secrets prior to the execution of this Agreement. Employee further agrees that he shall fully cooperate with the Company and the Aflac Companies in maintaining the confidentiality of Confidential Information and Trade Secrets to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s or Aflac Companies’ rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Employee shall not be restricted from: (1) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Employee shall provide the Company with prompt notice of such requirement so that the Company or the appropriate Aflac Company may seek an appropriate protective order prior to any such required disclosure by Employee; (2) reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation, and Employee shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Employee has made such reports or disclosures; (3) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (4) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)    Covenant Not to Compete: In consideration of the Separation Benefits and other promises contained in this Agreement, Employee agrees that, for a twenty-four (24) month period following the Resignation Date, he shall not, on his own behalf or on behalf of any other person or entity, compete with the Company or any of the Aflac Companies by providing in the Restricted Territory (as defined below) to any Competing Business (as defined below) services similar to those Employee provided to the Company or the Aflac Companies with respect to the Aflac Business (as defined below), in circumstances in which Employee’s responsibilities and duties are substantially similar to those performed by him during the twenty-four (24) month period ending on the Resignation Date.

(i)    The “Restricted Territory” shall mean the area within the Company or the Aflac Companies conduct the Aflac Business (as defined below), which includes the United States (including the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Guam) and Japan.

(ii)    A “Competing Business” shall mean any person, concern or entity which is engaged in, or conducts business that is substantially the same as the Aflac Business (as defined below) or any part thereof.

(iii)    The “Aflac Business” shall mean the Company’s and the Aflac Companies’ insurance business, which the Company and the Aflac Companies operate throughout the United States (including the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Guam) and throughout Japan, and which includes, but is not limited to, (1) the development, underwriting, marketing, distribution and sale of individual and group voluntary insurance products, including accident, cancer and other specified diseases, dental, hospital confinement indemnity, hospital confinement sickness indemnity, hospital intensive care, life, annuities, lump sum cancer, lump sum cancer critical illness, specified health event, short term disability and vision; (2) the offering of un-reimbursed medical, dependent care and transportation flexible spending accounts; and (3) operating a private medical and insurance product exchange and similar enrollment services. “Aflac Business” will also include any additional insurance and reimbursement account products and services, which become part of the business conducted by the Company and the Aflac Companies, whether through acquisition and/or development, and in which or to which Employee has had direct exposure in his position with the Company and the Aflac Companies. In addition, “Aflac Business” will include Aflac Corporate Ventures; provided, however, that Employee shall only be restricted to the extent that any Competing Business researched, incubated, invested in, purchased, acquired any interest in, or entered into a strategic transaction with, any business or start-up that Aflac Corporate Ventures also researched, incubated, invested in, purchased, acquired any interest in, or entered into a strategic transaction with, prior to the Resignation Date. “Aflac Business” will not include any business operation, which formerly was part of the business conducted by the Company or the Aflac Companies and which ceased being a part thereof due to divestiture or discontinuation of that part of the business.

(d)    Non-Solicitation of Accounts, Policyholders or Customers: Employee agrees that, for a twenty-four (24) month period following the Resignation Date, he shall not, directly or indirectly, on his own behalf or as a principal or representative of any individual or entity, solicit, divert, take away or attempt to solicit, divert, or take away any account, policyholder or customer of the Company or any of the Aflac Companies with whom the Employee had Material Contact to become an account, policyholder or customer of a Competing Business. For purposes of this Paragraph 7(d), “Material Contact” shall mean (1) having dealings with an account, policyholder or customer or potential account, policyholder or customer on behalf of the Company or an Aflac Company; (2) coordinating or supervising dealings with an account, policyholder or customer or potential account, policyholder or customer on behalf of the Company or an Aflac Company; (3) obtaining Confidential Information about an account, policyholder or customer or potential account, policyholder or customer in the ordinary course of business as a result of Employee’s employment with the Company or an Aflac Company; or (4) receiving compensation, commissions or earnings within the two (2) years prior to the Resignation Date that resulted from the sale or provision of policies, products or services of the Company or an Aflac Company to an account, policyholder or customer.

(e)    Non-Solicitation of Employees and Independent Contractors: Employee agrees that, for a twenty-four (24) month period following the Resignation Date, he shall not, directly or indirectly, whether on his own behalf or as a principal or representative of any individual or entity, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of the Company or any of the Aflac Companies to terminate his or her employment, contractual or other relationship with the Company or any of the Aflac Companies or to enter into an employment, contractual or any other kind of business relationship with the Employee or any other individual or entity.

(f)    Enforcement of Protective Covenants: The parties specifically acknowledge and agree that the remedy at law for any breach of the Protective Covenants set forth in Paragraphs 7(a) through (e) will be inadequate, and that in the event Employee breaches, or threatens to breach, any of the Protective Covenants, the Company or the Aflac Companies shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Employee from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and the Aflac Companies and that money damages would not provide an adequate remedy to the Company and the Aflac Companies. Employee understands and agrees that, if he violates any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and the Aflac Companies at law or in equity. Employee understands and agrees that, if the parties become involved in legal action regarding the enforcement of the Protective Covenants and if the Company or the Aflac Companies prevail in such legal action, the Company or the Aflac Companies will be entitled, in addition to any other remedy, to recover from Employee its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Company’s and the Aflac Companies’ ability to enforce their rights under the Protective Covenants or applicable law against Employee shall not be impaired in any way by the existence of a claim or cause of action on the part of Employee based on, or arising out of, this Agreement or any other event or transaction.

Employee acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Protective Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Protective Covenants be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement or such Protective Covenant. If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s or Aflac Companies’ legitimate business interests and may be enforced by the Company or the Aflac Companies to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.
8.    Indemnification

In consideration of the Separation Benefits and other promises contained in this Agreement, Employee agrees to indemnify and hold the Company, the Aflac Companies and the Released Parties harmless from and against any and all claims and liabilities asserted by any current or former employee(s) or independent contractor(s) of the Company or the Aflac Companies or any other individual(s) that (a) are asserted at any time between the date that Employee executes this Agreement and two (2) years after Employee executes this Agreement; and (b) are based upon any alleged act or omission of Employee that the Company determines, in its reasonable discretion, was committed outside the scope of his job duties and responsibilities.

Employee understands and agrees that his obligation to indemnify and hold the Company, the Aflac Companies and the Released Parties harmless includes the obligation to pay for attorneys’ fees and expenses incurred by the Company, the Aflac Companies or the Released Parties in their defense of a claim that is subject to indemnification. Employee further understands and agrees that his obligation to indemnify and hold the Company, the Aflac Companies and the Released Parties harmless includes the obligation to pay for damages, including, but not limited to, actual damages, compensatory damages, punitive damages, attorneys’ fees and the expenses of litigation, incurred by the Company, the Aflac Companies or the Released Parties, regardless of whether such damages are paid as a result of a settlement of the claims, as a result of an award in arbitration or a verdict in litigation, or otherwise, for a claim that is subject to indemnification. In this regard, it is understood and agreed that the affected Company, Aflac Company or Released Party against whom a claim is asserted shall have the absolute right to select counsel to represent them and to control their own defense; provided, however, that the Company shall (i) promptly notify Employee, in writing, that a claim has been asserted that is within the scope of this indemnification provision; (ii) provide Employee with a description of the facts and allegations contained in the claim; and (iii) keep Employee apprised of the status of the claim. The parties agree that Employee’s indemnification obligation under this Paragraph 8 shall be limited to (y) the first Two Hundred and Fifty Thousand Dollars ($250,000.00) of attorneys’ fees, expenses, settlement costs, arbitration award or verdict for each claim; and (z) 50% of the total attorneys’ fees, expenses, settlement costs, arbitration award or verdict thereafter. It is further understood and agreed that, in the event that a claim is asserted for which Employee has an indemnification obligation under this Paragraph 8, the parties shall work together to resolve such claim in an expeditious and efficient manner.

9.    Acknowledgment

    The Company hereby advises Employee to consult with an attorney prior to executing this Agreement, and Employee acknowledges and agrees that the Company has advised him of his opportunity to consult an attorney or other advisor and has not in any way discouraged him from doing so. Employee expressly acknowledges and agrees that he has read this Agreement, including the General Release of All Claims and Potential Claims set forth in Paragraph 4, carefully and that he has had sufficient time and opportunity to consult with an attorney or other advisor of his choosing concerning his execution of this Agreement. Employee acknowledges and agrees that he fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations that he has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Employee also acknowledges and agrees that he has been offered at least twenty-one (21) days to consider this Agreement before signing (the “Review Period”) and that he is signing this Agreement voluntarily, fully intending to release the Company, the Aflac Companies and all of the other Released Parties from all claims. Employee acknowledges and agrees that if he signs this Agreement before the end of the Review Period, he is knowingly, freely and voluntarily waiving the remainder of the Review Period without any encouragement or coercion from the Company.

10.    Effective Date and Revocation

This Agreement shall be effective and enforceable at twelve o’clock (12:00) midnight on the seventh (7th) full calendar day immediately following the date of execution of this Agreement

(the “Effective Date”) and Employee may revoke the Agreement at will prior to that time by giving written notice of the revocation to the Company. For such a revocation by Employee to be effective, it must be received by the Company’s General Counsel, Ms. Audrey Boone Tillman, prior to the Effective Date. Employee agrees that, if he revokes the Agreement prior to that time, he will return to the Company any and all payments already received pursuant to this Agreement. The Agreement may not be revoked after the Effective Date. Employee also agrees that, if he ever attempts to rescind, revoke or annul this Agreement after the Effective Date (other than with respect solely to making a claim under the ADEA) or if he attempts at any time to make, assert or prosecute any claim(s), other than claims pursuant to the ADEA, covered by the General Release of All Claims and Potential Claims set forth in Paragraph 4 above, he will first return to the Company any and all payments already received by him under this Agreement, plus interest at the highest legal rate, and, except with respect to claims under the ADEA, he will pay the Company’s attorneys’ fees and costs incurred in defending itself against the claim(s) and/or the attempted revocation, rescission or annulment.

11.    Severability and No Presumption Against Drafter

If any provision or covenant, or any part thereof, of this Agreement, except Employee’s General Release of All Claims and Potential Claims set forth in Paragraph 4 of this Agreement, should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect. If the General Release of All Claims and Potential Claims set forth in Paragraph 4 is found to be unenforceable, this Agreement shall be null and void and all consideration originally paid shall be returned by Employee to the Company.

12.    Governing Law and Enforcement of Agreement

The Company and Employee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles. With the exception of an action by the Company to enforce the Protective Covenants set forth in Paragraph 7 of this Agreement, the Company and Employee agree that the exclusive means to enforce this Agreement, as well as for any dispute relating to or arising out of this Agreement, shall be through arbitration in accordance with the terms of the Aflac Arbitration Agreement dated January 10, 2005 and the Arbitration Procedures.

13.    Waiver

The failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.
14.    Entire Agreement

This Agreement contains the entire agreement between the Company and Employee with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement; provided, however, that the parties understand and agree that the following agreements shall survive the termination of Employee’s employment with Company and shall continue to be effective between the parties: (a) the Aflac Arbitration Agreement dated January 10, 2005 and the Arbitration Procedures; (b) the Aflac Incorporated Intellectual Property Agreement dated July 15, 2015; and (c) all Equity Awards (as defined in Paragraph 9 of Employee’s August 19, 2015 Amended and Restated Employment Agreement), subject to the terms thereof, which have been granted to Employee and are fully vested prior to the Resignation Date. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

15.    Assignment

This Agreement may be assigned by the Company and shall be binding and inure to the benefit of the Company, its successors and assigns. No right, obligation or duty of this Agreement may be assigned by Employee without the prior written consent of the Company.
16.    Construction

The parties understand and agree that, because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.
17.    Counterparts

This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of the parties hereto be contained on any one counterpart hereof. Each counterpart shall be deemed an original but all counterparts together shall constitute one and the same instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other electronic transmission of any signature shall be deemed an original and shall bind such party.
18.    Section 409A

This Agreement is intended to comply with and shall be interpreted in accordance with the requirements of Section 409A and any regulations or guidance issued thereunder or, if applicable, the requirements of any exceptions to Section 409A. Notwithstanding anything to the contrary, no payment of any amount that constitutes a “deferral of compensation” under Section 409A (i.e., that is not otherwise exempted from coverage under Section 409A) shall be made within six months following the date the Employee incurs a “separation from service” to the extent required under Section 409A.

The parties hereby agree to all of the above terms and signify their agreement by their signatures below.

EMPLOYEE

/s/ Paul S. Amos II
Paul S. Amos, II

Date:

6/6/17

AMERICAN FAMILY LIFE
ASSURANCE COMPANY
OF COLUMBUS

/s/ Audrey Boone Tillman
Audrey Boone Tillman
Executive Vice President
and General Counsel

Date:

6/6/17

12